Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. PROVIDES 2005 FINANCIAL PERFORMANCE GUIDANCE

The Company Expects Improved Business Performance As

New Business Model Takes Hold in 2005

GLENDALE, Calif., January 26, 2005 — IHOP Corp. (NYSE: IHP) today announced that it expects earnings per diluted share for 2005 to range between $2.02 and $2.12.  The Company’s earning performance outlook is based on IHOP’s expectation to continue positive same-store sales growth at 2% to 4% in 2005, and the addition of 62 to 72 new restaurants to the IHOP system this year.  IHOP expects to generate between $55 million and $65 million in Cash from Operations in 2005.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “2005 should be another exciting year for IHOP.  It is a year in which we expect to fully experience the financial and strategic benefits of our completed business model transition.  While we expect strong same-store sales and unit growth to drive our business forward, our commitment to shareholders is to also manage our G&A expense for improved financial leverage.  We will continue to optimize the IHOP concept with an unwavering focus on initiatives designed to energize our brand, improve the operational performance of our restaurants and maximize franchise development.”

2005 EPS Performance

IHOP’s 2005 earnings performance range of $2.02 to $2.12 per diluted share is based on, among other things, the following assumptions:

•                  Positive same-store sales growth of between 2% and 4% in 2005.  Key sales catalysts for 2005 include the addition of a fourth flight of national advertising, a strong line-up of promotional products, continued operational improvement at the restaurant level, and the system-wide introduction of a new, more contemporary menu, among other factors.

•                  The addition of 62 to 72 new restaurants to the IHOP system in 2005.  This includes the development of 55 to 60 restaurants by franchisees, five to eight restaurants developed by IHOP’s area licensee in Florida, and two to four restaurants developed by IHOP Corp. in its dedicated Company market of Cincinnati, Ohio.  The majority of these restaurants are expected to open in the second half of 2005.

•                  G&A expenses are expected to be within the range of $61 million to $63 million in 2005.  IHOP expects to keep G&A growth moderate as the Company works to improve its financial leverage.  The Company’s G&A spending will focus on initiatives designed to support same-

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store sales growth, enhance the IHOP brand and drive operational improvements throughout the IHOP system.

2005 Cash Flow Performance

An important aspect of IHOP’s new business model is the Company’s ability to generate significant cash flow.  The following reflects anticipated cash generation as well as cash commitments in 2005:

•                  Cash from Operations is expected to be within the range of $55 million to $65 million in 2005, and principal receipts from note and equipment contracts receivables are expected to be within the range of $15 million to $20 million.  These two combined sources of cash are expected to generate between $70 million and $85 million in 2005.

•                  Capital expenditures are expected to be within the range of $11 million to $13 million in 2005.  This primarily reflects investment in the development of IHOP’s Company market in Cincinnati as well as continued support of Information Technology initiatives.

•                  Cash commitments in 2005 are expected to be approximately $9 million for the repayment of long-term debt principal and capital lease obligations.

Investor Call Today

IHOP will host an investor conference call to discuss its 2005 performance guidance today Wednesday, January 26, 2005 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 888-396-2298 and reference pass code 79738586.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call may be accessed through Wednesday, February 2, 2005 by dialing 888-286-8010 and referencing pass code 72827325.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of December 31, 2004, the end of IHOP’s fourth quarter, there were 1,186 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.